Exhibit 10.3
ADAMS RESOURCES AND ENERGY, INC.

CHANGE OF CONTROL PLAN

SECTION 1

Purpose

1.1    Purpose. The Adams Resources and Energy, Inc. Change of Control Plan (the “Plan”) has been established by Adams Resources and Energy, Inc. (the “Company”), effective as of August 12, 2022, and is intended to: (a) assure that the Company will have continued dedication and objectivity of its employees, notwithstanding the possibility, threat or occurrence of a Change in Control and (b) provide the Company’s employees with an incentive to continue their employment and to motivate its employees to maximize the value of the Company prior to and following a Change in Control for the benefit of the Company’s stockholders. Capitalized terms not defined in the body of the Plan are set forth in Exhibit A hereto.

SECTION 2
Participation

2.1    Administrator and Participation. The Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, and each Subsidiary Presidents of the Company shall be eligible to participate in the Plan (such participating individuals, “Participants”), provided each such individual is employed and has not given notice as of the adoption of this Plan. Notwithstanding the foregoing, a Participant shall not include any individual:

(a)Classified as an independent contractor by the Employer during the period the individual is so classified, even if such individual is later retroactively reclassified as a common-law employee of the Employer during all or any part of such period pursuant to applicable law or otherwise;

(b)Being paid by or through an employee leasing company or other third party agency during the period the individual is so paid even if such individual is later retroactively reclassified as a common-law employee of the Employer or an affiliate during all or any part of such period pursuant to applicable law or otherwise;

(c)Classified by the Employer as a leased employee, during the period the individual is so classified even if such individual is later retroactively reclassified as a common-law employee of an Employer during all or any part of such period pursuant to applicable law or otherwise; or

(d)Otherwise excluded from participation by the Company.

2.2    Plan Administrator. The Plan administrator shall be the Board of Directors of the Company or the Compensation Committee thereof, as determined by the Board (the “Administrator”). The Administrator shall have the sole authority in the exercise of its discretion to interpret, apply and administer the terms of the Plan; its determination of any such matters shall be final and binding. Benefits under the Plan will be paid only if the Administrator, or its delegate, determines in its discretion that a Participant or beneficiary is entitled to them. The Administrator may, from time to time, adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Plan. The Administrator, from time to time, may also appoint such individuals to act as its representatives as it considers necessary or desirable for the effective administration of the Plan.

2.3    No Stockholder Rights or Fiduciary Relationship. This Plan does not convey any equity or ownership interest in any member of the Company nor any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the stockholders of any member of the

Company or the right to review any of the Company’s books and records. Nothing contained in the Plan, and no action taken under its provisions, shall create or be construed to create a fiduciary relationship between any Participant and the Company.

2.4    Liability; Indemnification. Neither the Company, its directors, officers or employees (including the Administrator) shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan and shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense incurred in connection with the Plan to the full extent permitted by law and by any director’s and officers’ liability or similar insurance coverage that may from time to time be in effect. Such claim, loss, damage or expense shall include attorneys’ fees, the costs of settling any suit (provided such settlement is approved by independent legal counsel selected by the Company) and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith.

2.5    Cessation of Participation. Subject to the provisions of Section 3.1, an individual shall cease to be a Participant in, or have any rights under, the Plan as of the date, if any, prior to a Change of Control, on which he or she ceases to be employed by the Company Group.

SECTION 3
Severance Benefits

3.1    Severance Benefits on Termination of the Participant’s Employment by the Participant for Good Reason or by the Company without Cause. In the event that a Change of Control as defined herein occurs and: (i) a Participant’s employment by the Company Group is involuntarily terminated without Cause during either (x) the ninety (90) day period preceding a Change of Control or (y) the Change of Control Period; or (ii) a Participant resigns from employment for Good Reason within the Change of Control Period, then the Participant shall be entitled to receive the following severance benefits subject to Section 3.5.

(a)A cash lump sum payment equal to the Participant’s Cash Severance Multiplier times the sum of his or her (i) Base Salary and (ii) Target Bonus;

(b)A cash lump sum payment of Participant’s bonus amount for any prior fiscal year not yet paid at the date of termination, if any, paid at the greater of Target or actual performance;

(c)A cash lump sum payment equal to a pro rata portion of the Participant’s Target Bonus for the year of termination, determined by multiplying the amount the Target Bonus by a fraction, the numerator of which is the number of days in the then-current fiscal year through the termination date and the denominator of which is 365;

(d)In the event a Participant timely elects to continue health insurance coverage with the Employer under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Employer will subsidize the Employer portion of such COBRA coverage for the lesser of (1) of twelve (12) months or (2) Participant’s first day of eligibility for a successor employer-provided group health plan. The amount that the Employer will pay on behalf of a Participant will be equal to the amount paid for similarly situated active employees of the Employer and based on medical and/or dental coverage on the day immediately before the day the Employer notifies the Participant that his or her employment will be terminated; and

(e)All outstanding and unvested stock option, performance shares, restricted stock units, and restricted stock awards held by Participant under the LTIP Plan, as amended and restated, or any successor plan thererto, subject solely to time-based vesting shall vest in full and any restrictions or forfeiture provisions applicable to restricted stock awards shall lapse, notwithstanding the provisions of any equity incentive plan or any award agreement(s) between the Participant and the Company thereunder. Equity awards which vest in whole or part on achievement of performance criteria shall vest based on the assumption of performance at target as defined in any award agreement. If the Participant’s employment is terminated by the Company other than for Cause within ninety

(90) days preceding a Change of Control, any acceleration of vesting for time-based awards shall occur on such Change in Control.

For avoidance of doubt, the amount of payments to be provided under this Section 3.1 shall be determined without regard to any action that constitutes Good Reason under subsection (i) of the definition of “Good Reason”. In the event of any conflict between the terms of the Plan and the terms of any equity plan or individual agreement evidencing an equity award, the terms of the Plan shall prevail.

3.2    Other Termination of Employment. If the Participant’s employment is terminated by the Company Group for any reason other than as described in Sections 3.1 except as provided in Section 3.3, the Participant shall not receive any benefits under the Plan.

3.3    Conditions to Receipt of Change of Control Severance Benefits.

(a)The Participant’s entitlement to receive the payments and benefits (including, without limitation, accelerated vesting of equity awards) hereunder shall be conditioned upon:

(i)Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans;

(ii)In the case of benefits payable under Sections 3.1 and 3.2, the Participant’s compliance with the provisions of Section 5; and

(iii)In the case of benefits payable under Sections 3.1 and 3.2, each Participant (or by an individual authorized to act on behalf of the Participant’s estate if the Participant is deceased or authorized to act on the Participant’s behalf by reason of the Participant’s Disability) will be required to sign and not revoke a separation and release of claims agreement in substantially the form attached hereto as Exhibit A (the “Release”). In all cases, the Release must become effective and irrevocable no later than the sixtieth (60th) day following the Participant’s Termination Date (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the material provisions of the Participant’s Release. Severance Benefits under this Plan will terminate immediately for a Participant if the Participant , at any time, materially violates his or her Release. Payment of any benefits described in Section 3.1 and 3.2 will commence, if at all, on the 60th day following the Participant’s termination of employment and all payments described in Section 3.1 and 3.2 that otherwise would have been paid or provided during the 60 days following the Participant’s termination of employment, but for this sentence, shall instead be paid or provided on the 60th day following the Participant’s termination of employment. For the further avoidance of doubt, if the release is not effective on or before the 60th day following the Participant’s termination of employment, the Participant shall immediately forfeit any right to receive benefits under Section 3.1 or 3.2, as applicable.

(b)If the Participant is subsequently determined to have terminated employment for Cause, the Company’s obligations to make any payments or provide any benefits or other rights or entitlements to the Participant pursuant to any provision of the Plan shall immediately cease and the Participant shall be required to immediately repay to the Company all amounts theretofore paid or otherwise provided to the Participant pursuant to any section of the Plan. The Company may recover amounts under this Section 3.5(b) by set-off from any amounts otherwise due to the Participant under any other plan, program or arrangement if the Participant fails to make any required repayment within 15 business days after written demand to the Participant to the extent permitted by applicable law and which will not result in a violation of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.4    Exceptions and Exclusions. If a Participant does not experience a Change in Control severance event as described in Section 3.1, no benefits of this Section 3 will accrue to the Participant. Without limiting the generality of the foregoing: (a) no benefits will accrue or be paid if the Participant is terminated for Cause; and (b) no benefits will accrue or be paid if the Participant terminates employment with the Company Group without a Good Reason.

(a)No Double-Benefit. (a) If a Participant has a severance event under this Plan occur, the Participant will not be paid any amount, or receive any benefit, under or pursuant to any other plan or program calling for special severance benefits related to a change in control event (as defined in this Plan or in such other plan or program).

3.5    Section 280G. Any provision of the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company and its subsidiaries or an acquiror pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Higher Amount (defined below). The “Higher Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Higher Amount, reduction will occur in the manner that results in the greatest economic benefit for a Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In no event will the Company, any Subsidiary or any stockholder be liable to any Participant for any amounts not paid as a result of the operation of this Section 3.6.

(a)Consultant. All determinations required to be made under this subsection 3.5, including whether and when Total Payments should or should not be reduced and the assumptions to be utilized in arriving at such determination, shall be made by a “Consulting Firm,” which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants selected by the Company. The Consulting Firm shall provide detailed supporting calculations regarding such determination both to the Company and the Participant not later than the fifteenth (15th) business days of the receipt of notice from day preceding the 45th day following the Participant that there has been a Payment’s employment termination, or such earlier time as is requested by the Company. All fees and expenses of the Consulting Firm shall be borne solely by the Company. Any determination by the Consulting Firm shall be binding upon the Company and the Participant, and no later determination shall obligate the Company to make any payment or adjustment to the Total Payments made to the Participant.

3.6    Full Settlement, Mitigation. Except as specifically stated herein, the Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Participant or others. In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and, except as provided in Section 3.1(c), such amounts shall not be reduced whether or not the Participant obtains other employment.

3.7    Nonalienation. The interests of a Participant under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.

SECTION 4
Miscellaneous

4.1    Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without regard to the conflict of law provisions of any state to the extent not preempted by federal law.

4.2    Severability. The invalidity or unenforceability of any provision of the Plan will not affect the validity or enforceability of any other provision of the Plan, and the Plan will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

4.3    Waiver of Breach. No waiver of a breach of any provision of the Plan, or of compliance with any condition or provision of the Plan, will operate or be construed as a waiver by the non-breaching party of any subsequent breach of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure to take any action by reason of such breach will not deprive the non-breaching party of the right to take action at any time while such breach continues.

4.4    Successors, Assumption of Plan. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

4.5    Disputes To the extent not preempted by ERISA, any dispute or controversy arising under or in connection with the Plan shall be settled by arbitration, conducted before a panel of three arbitrators in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

4.6    Notices. Any notice or document required to be given under the Plan shall be considered to be given if delivered or mailed by first class mail, postage prepaid, if to the Company, to the Company’s Vice President of Human Resources at the Company’s principal business address or, if to a Participant, at the last address of such participant filed with the Company.

4.7    Assignment. The Company may assign its rights and obligations under the Plan (in whole or in part) to any direct or indirect Subsidiary of the Company; provided, however, that no such assignment shall relieve or limit the Company’s obligations hereunder.

4.8    Section 409A.

(a)To the extent required by Section 409A of the Code, all references to “termination of employment,” “Date of Termination” and correlative phrases for purposes of the Plan shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein).

(b)To the extent that (i) any payments or benefits to which the Participant becomes entitled under the Plan, or under any other plan, program or agreement maintained by the Company, in connection with the Participant’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) the Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments or benefits shall not be made or commence until the earliest of (x) the expiration of the six (6) month and one day period measured from the date of the Participant’s separation from service (as defined in Section 4.8(a) above) from the Company; or (y) the date of the Participant’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent (20%) tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum. For the purposes of this Section 4.8, the term “specified employee” means an individual determined by the Employer to be a specified employee under Treasury regulation Section 1.409A-1(i) in accordance with the policies of the Employer.

(c)It is intended that each installment of any benefits or payments provided hereunder constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as “separation pay due to involuntary separation”). The parties intend that all the benefits and payments provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A of the Code.

(d)To the extent any expense reimbursement or the provision of any in-kind benefit under the Plan is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Participant incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

4.9    Employment Status. Nothing herein alters the status of any Participant as an employee at will of the Company whose employment may be terminated by either party upon notice.

4.10    Non-Exclusivity of Rights. Nothing in the Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which a Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any contract or agreement with the Company or any of its affiliated companies, except that all payments and benefits made under the Plan are made in lieu of any other severance compensation or benefits to which a Participant may otherwise be entitled under any plan, program, policy or arrangement of the Company. Amounts that are vested benefits or that the Participant is otherwise entitled to receive under any plan, policy, practice or program of, or any contract or agreement with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except to the extent explicitly modified by the Plan.

SECTION 5
Restrictive Covenants

5.1    Confidential Information. Each Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Participant or representatives of the Participant in violation of the Plan or any other plan, policy, arrangement or agreement maintained by or entered into with the Company). After termination of a Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information), communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing herein limits Participant’s rights under applicable whistleblower or similar laws, including but not limited to Participant’s right to receive an award for information provided to any government agency.

5.2    Non-Solicitation. For a period of time beginning on each Participant’s termination date and ending on (a) the second anniversary of that date, in the case of the Chief Executive Officer, (b) the 18-month anniversary, in the case of other Participants, each Participant will not directly or indirectly through another person or entity (i) intentionally induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of such employer, or in any way interfere with the relationship between such employer and any employee thereof (provided, however, that the response of an employee to a solicitation of general applicability shall not be a violation hereto), or (ii) intentionally induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with the Company or any Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate.

SECTION 6
Amendment and Termination

6.1    Amendment and Termination. The Company may amend or terminate the Plan at any time; provided, however, that any termination of the Plan or modification of the Plan in any material manner shall be void and of no force and effect if such action is taken during any of the following periods, adversely affects the right of any Participant hereto without the consent of such Participant, and is not required by law, as determined in the good faith discretion of the Board: (i) during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control or (ii) during the period commencing on a date twelve (12) months prior to a Change in Control.

SECTION 7
CLAIMS FOR BENEFITS

7.1    ERISA Plan. This Plan is intended to be a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

7.2    Application for Benefits. All applications for payments and/or benefits under the Plan (“Benefits”) and any notices given to the Company shall be submitted to the Company’s Vice President of Human Resources (the “Claims Administrator”), with a copy to the Company’s General Counsel. Applications for Benefits must be in writing on forms reasonably acceptable to the Claims Administrator and must be signed by the Participant or beneficiary. The Claims Administrator reserves the right to require the Participant or beneficiary to furnish such other proof of the Participant’s expenses, including without limitation, receipts, canceled checks, bills, and invoices as may be required by the Claims Administrator.

7.3    Appeal of Denial of Claim.

(a)If a claimant’s claim for Benefits or a Participant’s claim of Good Reason is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

(i)The specific reason or reasons for the denial;

(ii)Specific references to the Plan provisions on which the denial is based;

(iii)A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(b)If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(c)If a claim for Benefits or a claim of Good Reason is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Board (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:
(i)may request in writing that the Appeals Administrator review the denial;

(ii)may review pertinent documents; and

(iii)may submit issues and comments in writing.

(d)The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits or a claim of Good Reason, shall include:

(i)The specific reason or reasons for the denial;

(ii)Specific references to the Plan provisions on which the denial is based;

(iii)A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)An explanation of the Plan’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

EXHIBIT A

DEFINITIONS

The following terms as used in the Plan shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Base Salary” shall mean the Participant’s annual base salary, exclusive of any bonus or other benefits he or she may receive.

“Bonus Amount” shall mean the average of the annual bonuses received by a Participant over the two (2) years immediately preceding the Change of Control, or, if Participant has not been employed for such two full years, the most recent Bonus Amount. For the sake of clarity, Bonus Amount shall not include any amounts other than those paid as part of the Company’s annual discretionary bonus program.

“Cash Severance Multiplier” shall mean (i) 2.0 for the Chief Executive Officer, 2.0, (ii) 1.5 for any other Participant.

“Cause” shall have the definition stated in the LTIP Plan.

“Change of Control” shall mean the first of the following:

(i)the purchase or other acquisition by any Person (as defined below), directly or indirectly, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the Company’s securities, not including the securities beneficially owned by such Person or any securities acquired directly from the Company or its Affiliates, representing forty (40) percent or more on a single date or during any 12 month period of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of the Board; (except that the acquisition of voting securities by the Company from a third party holding voting securities shall not constitute a Change of Control Transaction for purposes hereof); provided, however, that if any Person has satisfied this requirement, the acquisition of additional Company securities by the same Person shall be construed as not triggering a Change of Control; and provided further, however, that an increase in the percentage of voting securities owned by any Person as a result of a transaction in which the Company acquires its voting securities in exchange for property shall not be treated as an acquisition of the Company’s voting securities for purposes of this subsection (i) of the definition of “Change of Control”;

(ii)the consummation of a reorganization, merger, or consolidation of the Company, if the Company’s stockholders, in combination with any trustee or other fiduciary acquiring voting securities under an employee benefit plan of the Company or an Affiliate as part of such transaction, do not, immediately thereafter, own more than 40 percent of the combined voting power of the reorganized, merged or consolidated Company’s then outstanding securities that is entitled to vote generally in the election of the directors; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 40 percent of the combined voting power of the Company’s then outstanding securities shall not be a Change of Control under this subsection (ii) of the definition of Change of Control; or

(iii)During any period of 12 consecutive months, individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(iv)the consummation of the sale or disposition by the Company of (a) all or substantially all of the Company’s assets in a single transaction or a series of related transactions, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity where the outstanding securities generally entitled to vote in the election of directors of the Company immediately prior to the transaction continue to represent (either by remaining outstanding or by being converted into such securities of the surviving entity or any parent thereof) 50 percent or more of the combined voting power of the outstanding voting securities of such entity generally entitled to vote in such entity’s election of directors immediately after such sale.

Solely for the purposes of this definition, the term “Company” shall mean the Company or any Existing Subsidiary. Notwithstanding the foregoing, in no event may there be more than one transaction or occurrence treated as a “Change in Control” for purposes of the Plan. The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Company Group” means the Company, its Affiliates, and its Subsidiaries, as well as any successors thereto.

“Disability” has the meaning contained in the LTIP Plan.

“Change in Control Period” means the twenty-four (24) month period commencing on a Change of Control.

“ERISA” means The Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Subsidiary” shall mean Gulfmark Energy, Inc. or Service Transport Company, as such entities are hereinafter renamed.

“Good Reason” means, without Participant’s consent, (i) A material diminution of the Participant’s base salary, annual bonus opportunity, or both; (ii) A material diminution in the Participant’s title, authority, duties, or responsibilities; (iii) A breach of any material agreement between the Company and the Participant; or (iv) A material change in the geographic location at which the Participant must perform the services of more than 50 miles from the location at which services are performed by Participant on the first date of the Change in Control Period. The Participant may not terminate employment for Good Reason unless: (x) the Participant has provided the Company with notice of the occurrence of the Good Reason condition described in subsections (i)-(iv) of this definition within sixty (60) days of the initial existence thereof; and (y) the Company has been provided with thirty (30) days to remedy such Good Reason condition and has failed to remedy such condition. The Participant’s employment shall be deemed to have been terminated following a Change of Control by the Participant for Good Reason if the Participant terminates the Participant’s employment prior to a Change of Control with Good Reason if a Good Reason condition occurs at the direction of a person or entity who has entered into an agreement with the Company the consummation of which will constitute a Change of Control.

“LTIP Plan” means the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan, as amended and restated, or any successor plan thererto.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.
“Subsidiary” shall mean any wholly owned subsidiary of the Company, including without limitation Gulfmark Energy, Inc. or Service Transport Company, as such entities are hereinafter renamed.

“Subsidiary President” means each individual who has the role as President of a Subsidiary.

“Target Bonus” shall mean, with respect to any Participant, such Participant’s target annual bonus amount under any plan, program, agreement or arrangement the Company has sponsored or entered into with the Participant for the year in which the Participant’s employment is terminated; or, if a Participant does not have a Target Bonus, the Target Bonus shall be the Bonus Amount.

EXHIBIT A
FORM OF RELEASE AGREEMENT
AGREEMENT AND GENERAL RELEASE

[DATE]
[EMPLOYEE’S NAME]
[EMPLOYEE’S ADDRESS]

Dear [EMPLOYEE’S NAME]:

The purpose of this letter agreement (“agreement”) is to set out our agreement regarding the cessation of your employment with [COMPANY NAME] (the “Company”) and all rights, benefits, and obligations arising from this action. Please read the entire contents of this letter, as it contains important information regarding your rights, responsibilities, and the benefits you may receive should you agree to fully comply with its terms.

Separation from Employment and Severance: Your last active day of work will be [DATE]. You will be paid for the work performed through your last day of employment. However, if you accept and comply in full with the consideration, release, and all other terms contained in this agreement, you will also receive a severance in the amount of $ [DOLLAR AMOUNT], less standard withholdings (i.e. [NUMBER] week’s pay). This payment will be made to you on the latter of: (i) the eighth (8th) day after you sign this agreement; or (ii) the Company’s next, regularly scheduled payday after you sign this agreement. If the eighth (8th) day after you sign the agreement falls on a weekend or a holiday, the severance will be paid on the day following the weekend or the holiday.

Benefits: You will cease eligibility as a current employee in the Company’s medical plan on [DATE]. You may elect to continue participation in the Company’s medical plan under COBRA in accordance with existing law. COBRA election forms will be mailed to your residence.

Release of All Claims: In consideration of the Company’s actions set out in this agreement, the adequacy and sufficiency of which you acknowledge and to which you agree you are not otherwise entitled, you agree to, and by signing this agreement hereby do, release the Company, its past, present and future corporate and/or partnership entities, including corporations, general and/or limited partnerships, parents, subsidiaries, affiliates and facilities, and all of their past, present, and future employees, officers, directors, board members, members, agents, insurers and legal counsel, in their individual and corporate capacities (hereinafter collectively referred to as “the Released Parties”), from any and all claims, demands, actions, or liabilities which you may have had, may now have, or may hereafter claim to have through the date you sign this agreement, whether known or unknown, contingent or otherwise, at law or in equity.

This Release of All Claims includes but is not limited to: (i) any claims relating to your employment with, and separation from, the Company; (ii) all compensation and benefits relating to your employment (with the sole exception of the compensation set out in this agreement); (iii) any claim of discrimination based upon your race, color, religion, sex, age, national origin, genetic information, disability, or any other category protected by law; (iv) any claim that the Company or Released Parties have violated any federal, state or local statute, regulation, or ordinance with respect to your employment or the separation thereof, including without limitation any claims under the Texas Payday Law, Texas Labor Code § 21.001 et seq., the Age Discrimination in Employment Act (29 U.S. C. § 621, et seq.), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e, et seq.), the Civil Rights Act of 1866 (42 U.S.C. §1981, et seq.), the Civil Rights Act of 1991 (42 U.S.C. § 1981a), the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Fair Labor Standards Act (29 U.S.C. § 201, et seq.), the Family Medical Leave Act (29 U.S.C. § 2601, et seq.), and the Equal Pay Act of 1963 (29 U.S.C. § 206); (v) any claim that the Company or Released Parties have constructively and/or wrongfully terminated your employment or breached any oral, written, express, or implied employment agreement; (vi) any claim that the Company or Released Parties have intentionally or negligently inflicted emotional distress, mental anguish, or humiliation on you; (vii) any claim of the breach of any implied covenant of good faith and fair dealing; (viii) any claim of damages, monetary or other personal relief, and/or attorneys’ fees in any administrative and/or judicial proceeding initiated by you, by any third party on your behalf, or by any governmental authority prior to or following your signing of this agreement; (ix) any claim of libel, slander, and/or defamation of character; (x) any retaliation, “whistleblower,” or public policy claim; and (xi) any other claim of whatever kind not specifically identified in this agreement.

You acknowledge that you have not previously assigned, sold, conveyed, or otherwise transferred any claim released in this agreement. You further acknowledge that, as of the date you sign this agreement, you do not have any claims pending against the Company or Released Parties, whether judicial, administrative, or otherwise and whether brought by you, by any third party on your behalf, or by any governmental authority.

This Release of All Claims does not: (i) include any rights or claims that may arise after the date you execute this agreement or that cannot lawfully be waived; (ii) prevent you from filing a complaint, or cooperating in an investigation or proceeding with, any governmental agency, including but not limited to a charge of discrimination or complaint with the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), or any similar federal, state, or local agency or prevent you from filing a claim for unemployment compensation benefits with the Texas Workforce Commission (“TWC”); provided, however, that—with the exception of any unemployment compensation benefits—you waive your rights to any monetary or other recovery should any claim be pursued with or by the EEOC, NLRB, TWC, or other federal, state or local agency on your behalf and arising out of or related to your employment with and/or separation from the Company; (iii) prevent you from engaging in any future activities protected under the whistleblower statutes administered by OSHA, or receiving and fully retaining a monetary award from a government-administered whistleblower award program for providing information directly to a government agency;or (iv) bar you from seeking to enforce, or contest the validity of, this agreement.

Confidentiality: You agree to maintain this agreement and all of its terms and provisions in confidence and to not disclose it, directly or in response to a question, to any person or entity including, but not limited to, any former, current, or future employees of the Company. You may disclose the terms of this agreement to your lawyer, accountant or tax preparer, spouse, and in response to a lawful subpoena, court order, or governmental inquiry.

Confidential and Proprietary Information: You acknowledge that, during your employment with the Company, you have been given access to, and use of, confidential and proprietary information of the Company. You acknowledge that you have not used or disclosed any such information during your employment with the Company except as authorized by the Company or while exercising your right to engage in concerted protected activity under the National Labor Relations Act. You further acknowledge that, with the exception of engaging in any concerted activity authorized under the National Labor Relations Act, you have a continuing obligation after ceasing your employment with the Company to not disclose, authorize the disclosure of, or use (for your or any other person’s or entity’s benefit) any confidential or proprietary information in any way acquired during your employment with the Company. You agree that the disclosure of any confidential and/or proprietary information or trade secrets, the use of such information for your personal benefit, and/or the use of such information for the benefit of any third party would cause substantial and irreparable harm, loss of goodwill, and injury to the Company. You further agree that if there is a breach or threatened breach of this obligation, the Company shall be entitled, in addition to any other relief to which it may be entitled, to seek and obtain restraining orders, injunctions, monetary damages, court costs and attorneys' fees in compensation for your disclosure of any such confidential, proprietary, or trade secret information.

Return of Company Information, Passwords, and Usernames: You agree that you have delivered to the Company the originals and any copies of all documents, information and things of any nature relating in any way to the business of the Company that were obtained by you during your employment with the Company and which are in your possession or under your control, including, without limitation, equipment, correspondence, files, notebooks, policies, procedures, reports, computer programs, software and records, manuals, passwords and usernames, and any and all other confidential information of the Company. Should you fail to deliver to the Company all company information as described in this paragraph, you agree that the Company will have no obligation to provide to you the severance amount described above.

Non-Disparagement: Following your signing of this agreement, and except as may be required as part of a governmental investigation, you agree not to engage in communications (verbal or written) with any person or in any actions that would denigrate or disparage the Company or the Released Parties, or that would otherwise adversely affect their business and/or personal reputations; provided, however, that nothing in this agreement prohibits you from exercising any rights you may have to engage in concerted protected activity under the National Labor Relations Act.

Future Cooperation: You agree to reasonably cooperate with the Company in the future by responding to questions and attending meetings, depositions, governmental proceedings or court hearings, and by cooperating with the Company and its accountants and attorneys with respect to any investigation, claim, or litigation for which you have personal and/or business knowledge as a result of your employment with the Company. You further agree to maintain in confidence any information regarding past, current, or potential claims, governmental proceedings, third party investigations, litigation, or settlements relating to the Company.

Reasonable expenses for travel, meals, and lodging which you incur while providing cooperation to the Company at its request will be reimbursed in accordance with the Company’s policies. You will not be eligible for any additional compensation or fees for providing cooperation to the Company at its request. You further agree to maintain in confidence any information regarding past, current, or potential claims, governmental proceedings, third party investigation, or litigation relating the Company. Finally, you agree not to communicate with any party(ies), their attorneys, investigators, or others who are adverse or potentially adverse to the Company, except with notice to and in the presence of the Company’s designated attorneys.

Employment Verification: In consideration of your signing this agreement, the Company agrees that, if the Company is contacted by a prospective employer of you, the Company will only confirm your dates of employment and position. Wage information may also be provided upon written request or authorization from you. However, the Company’s obligations under this paragraph apply only if you direct all employment verification requests to [NAME]. The Company will be entitled to disclose complete information regarding your employment in response to a subpoena, court or administrative order, in response to any claim filled by you or on your behalf, and as otherwise required by law.

Non-Admission: Nothing contained in this agreement shall be construed in any way to acknowledge or imply that the Company has acted improperly, violated any federal, state, or local statute, regulation, or ordinance, or breached any agreement with respect to our employment relationship.

Governing Law, Consent to Personal Jurisdiction, and Mandatory Venue: This agreement shall be governed by the laws of the State of Texas, without regard for conflicts of law principles, and shall bind you and all of your heirs, estates, successors, and assigns. If any term or provision of this agreement is found to be invalid or unenforceable, the remaining terms and provisions shall continue in full force and effect notwithstanding such determination. You acknowledge that this agreement sets out the entire understanding with the Company relating to your employment and cessation of employment. You waive any objection you may now or hereafter have to venue or inconvenience of forum, and agree that any claims arising out of this agreement shall be litigated in federal and/or state courts located in [COUNTY] County, Texas. By executing this letter agreement, both you and the Company expressly consent to the jurisdiction and mandatory venue of any state and/or federal court located within, or having jurisdiction over [COUNTY] County, Texas.

Entire Agreement: You acknowledge that this agreement sets out the entire understanding with the Company relating to your employment and cessation of employment. No term of this agreement may be modified in any way except by a writing signed by all parties to this agreement. No person has any authority to make any representations or promises on behalf of any of the parties that are not set forth in this agreement. You agree that this agreement has not been executed in reliance upon any representation or promise other than those set out in this agreement.

Severability: Each part, paragraph, term, or provision of this agreement is severable from the others. Notwithstanding any possible future finding by a duly-constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this agreement has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby.

Time to Consider and Right to Revoke: You may take up to twenty-one (21) days from your receipt of this agreement to decide whether to accept it. You may accept and sign this agreement at any time during this period, but are not required to do so. This agreement will become effective on the eighth (8th) day after you have signed it. You may revoke your acceptance of this agreement within seven (7) days after signing it by delivering written revocation notice to me within that 7-day time period. If you revoke this agreement after signing it, please understand that the Company will have no obligation to provide you with the separation benefits set out in this agreement.

Advice of Counsel: You are hereby advised to consult with an attorney of your choice, at your expense, in considering whether to accept this agreement.

Please give careful consideration to the terms of this agreement. Your agreement is necessary to secure the compensation and benefits described above. If you have any questions about this agreement, please do not hesitate to call me. If you agree with all of the terms of this agreement, please signify by signing the agreement where indicated and returning a signed copy to me, together with any required company documents, information, or things.

Sincerely,

[NAME OF THE COMPANY REPRESENTATIVE]
[TITLE OF THE COMPANY REPRESENTATIVE]

ACKNOWLEDGMENT AND AGREEMENT

I acknowledge that I have read and thoroughly examined the terms and provisions of this agreement between [COMPANY NAME] (the “Company”) and me. I acknowledge and represent by my signature below that I am mentally competent to sign this agreement, that I have been given twenty-one (21) days to consider the terms of this agreement and been advised to seek the advice of counsel, and that the consideration provided to me under the terms of this agreement are sufficient, adequate, and constitute benefits to which I would not otherwise be entitled. I fully understand this agreement and voluntarily accept all of its terms and provisions. I am signing this agreement voluntarily and without coercion by anyone associated with the Company.

[EMPLOYEE’S NAME]	Date

ADAMS RESOURCES AND ENERGY, INC.
By:
Title:
Date:

EXECUTIVE
By:
Title:
Date: